Exhibit (a)(1)(C)

Form of Election

to Renounce the Right to the Benefit of Options

Granted under the Business Objects S.A. 1999 and 2001 Stock Option Plans

for New Options

Pursuant to the Offer to Grant dated October 11, 2002

The Offer and Withdrawal Rights will expire at
11:59 p.m., New York City Time,
on November 12, 2002, unless the Offer is extended.

To: Emily Cayas, Stock Option Administrator Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 Facsimile: (1) (408) 894-6522 or (1) (408) 894 6537

Delivery of this Election Form to an address or facsimile number other than as listed above will not constitute valid delivery.

     Pursuant to the terms and conditions of the Offer to Grant dated October 11, 2002 and this Election Form, I elect to renounce the right to the benefit of the following outstanding options to subscribe to or purchase shares granted under the Business Objects S.A. 1999 and/or 2001 Stock Option Plans (1) together with all options granted to me on the same date as the options listed below and all options granted to me since April 10, 2002:

Grant Date of Option(2)	Grant Number of Option(2)	Exercise Price

     By my signature, I agree to be bound by all the terms of the Offer to Grant and this Election Form (including the instructions hereto).

(Signature of Holder or Authorized Signatory)(3)	Date:	, 2002

Name:		Capacity:
(Please Print)

Phone #. (with area code):	Tax ID/ Social Security #.:

(1)	To validly renounce the benefits to the options, please complete the table and follow instructions beginning on page 5 of this Election Form

(2)	List each option on a separate line even if more than one option was issued on the same grant date. You can view your option information at www.asaoptionsnet.com

(3)	You must complete and sign the following exactly as your name appears on the option agreement(s) evidencing the Eligible Options you are renouncing. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this Election Form proper evidence of the authority of such person to act in that capacity

     To Business Objects S.A. (the “Company”):

     Upon the terms and conditions described in the Offer to Grant to Certain Option Holders the Opportunity to Renounce the Right to the Benefit of Outstanding Options Granted under the Business Objects 1999 and 2001 Stock Option Plans having an exercise price equal to 30 euros per share or more, dated October 11, 2002 (the “Offer to Grant”), and in the related email to eligible employees, this Election Form and the Notice of Withdrawal, as they may be amended (together “the Offer”), I elect to renounce the rights to the benefits to the outstanding options granted under the Business Objects S.A. 1999 and/or 2001 Stock Option Plans to subscribe ordinary shares listed in the table on page 2 of this Election Form (including all options granted to me since April 10, 2002 regardless of their exercise price) (the “Eligible Options”) in consideration for new options (“New Options”) to be granted in the future, as described in the Offer to Grant.

     By signing this Election Form above, I acknowledge that:

     1. Renouncing the rights to the benefits to the Eligible Options by following the procedure described under the caption “The Offer — Procedure for renouncing the right to the benefit of your options” of the Offer to Grant and in the instructions attached to this Election Form will constitute my acceptance of the terms and conditions of the Offer. The Company’s decision to give effect to my renunciation made in accordance with the Offer will constitute a binding agreement between the Company and me upon the terms and conditions of the Offer.

     2. Upon the Company’s decision to accept my renunciation of the rights to the benefits of the Eligible Options, this Election Form will serve as an amendment to the option agreement(s) covering the Eligible Options that I am renouncing.

     3. All New Options will be subject to:

•	the terms of the Offer,

•	the Business Objects S.A. 1999 Stock Option Plan or 2001 Stock Option Plan, as applicable,

•	the new option agreement between me an the Company, and

•	all applicable laws and regulations.

     In addition, if I am an employee of Business Objects (U.K.) Ltd, the New Options will be granted under an “unapproved” plan and will also be subject to a joint election whereby I accept the transfer of the whole of the National Insurance liability related to the New Option.

     4. Upon the Company’s decision to accept my renunciation of the right to the benefits to the Eligible Options, the Eligible Options will be deemed cancelled and I will have no right to subscribe to shares under the cancelled options after the date of cancellation.

     5. The New Options I will receive will not be granted until on or about the first business day that is at least six months and one day after the date the Company gives effect to my decision to renounce the benefits to the Eligible Options and cancels such Eligible Options. I acknowledge that there is a possibility that the exercise price of the New Options could be higher than the exercise price of the Eligible Option I elect to have cancelled.

     6. In return for those Eligible Options I elect to have cancelled, I acknowledge that my New Option will be for a fewer number of shares than the Eligible Option that was cancelled. I will receive an option to purchase a lesser number of shares (rounded up to the nearest whole share) equal to the amount obtained by multiplying (X) the number of the shares subject to the unexercised portion of the Eligible Option that was cancelled and (Y) the applicable percentage set forth below:

Exercise Price of Old Options	Applicable Percentage

30 to 39.99 euros	50%
40 to 49.99 euros	33%
50 to 59.99 euros	25%
60 euros and above	20%
Options Granted Since April 10, 2002 with an exercise price of less than 30 euros	67%

     7. I must be an employee of the Company or one of its affiliates (meaning entities in which the Company owns directly or indirectly 10% or more of the voting rights of such entities) through the date the New Options are granted and otherwise be eligible under the Company’s 1999 and/or 2001 Stock Option Plans on the date the New Options are granted in order to receive New Options. I further acknowledge that, if I am not an employee of the Company or one of its affiliates for any reason whatsoever on the date the New Options are granted (which will be no earlier than May 15, 2003), I will not receive any New Options or any other consideration for the Eligible Options that I renounce.

     8. The Company shall promise, subject to the terms and conditions of the Offer, including the conditions described in the Offer to Grant under the captions “Purpose of the Offer” and “The Offer — Conditions of the offer” to grant New Options in return for the Eligible Options that (x) I have properly renounced, (y) I have not withdrawn prior to the “Expiration Date” (as defined in the following sentence) and (z) the Company has given effect to such renunciation and cancelled the Options. The term “Expiration Date” means 11:59 p.m., New York City time, on November 12, 2002, unless the Company, in its discretion, has extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as extended, expires.

     9. Under certain circumstances described in the Offer to Grant, the Company may terminate or amend the Offer to Grant and postpone its acceptance of my renunciation of the right to the benefit of the Eligible Options and the subsequent cancellation of any Eligible Options. In this event, I understand that the Eligible Options that I renounce evidenced by the delivery of this Form of Notice, and that the Company determines not to accept will not be cancelled and I will be entitled to all benefits thereunder.

     10. The Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

     11. The Eligible Options that I am renouncing the benefits to represent all of the shares covered by each Eligible Option that I am renouncing. If I am renouncing the benefits to any one or more Eligible Options granted to me on a given grant date, then I am renouncing the benefits to all Eligible Options that were granted to me on that day. If I am renouncing the benefits to any one or more Eligible Options granted to me at any time, then I am renouncing the rights to benefits of all Eligible Options that were granted to me since April 10, 2002, regardless of its exercise price.

     12. Participation in the Offer will not be construed as a right to my continued employment with the Company or any of its affiliates for any period and my employment with the Company or one of its affiliates can be terminated at any time by me or the Company (or one of the Company’s affiliates, as applicable), in accordance with the provisions of applicable law and the provisions of my employment agreement, if any.

     13. By accepting this Offer, I further acknowledge that: (i) my acceptance of the Offer is voluntary; (ii) the Offer, the Eligible Options and the New Options are outside the scope of my employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (iii) the future value of the shares underlying any New Options granted to me is unknown and cannot be predicted with certainty; (iv) if the shares underlying any New Options granted to me do not increase in value, the New Options will have no value; and (v) no claim or entitlement to compensation or damages arises from the termination of the Eligible Options or diminution in value of the New Options or shares purchased through the exercise of the New Options, and I irrevocably release the Company and any of affiliates from any such claim that may arise.

     14. All authority conferred in this Election Form will survive my death or incapacity, and all of my obligations in this Election Form will be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this renunciation is irrevocable.

     The Offer is not being made to (nor will renunciation of the right to the benefit of the options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form of Transmittal.

     A properly completed and executed original of this Election Form (or a faxed copy of it) and any other documents required by this Election Form, must be received by the Company or at its address (or facsimile numbers) listed on the second page of this Election Form on or before the Expiration Date.

     The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

     The Company will not accept any alternative, conditional or contingent renunciations of the right to the benefit of the Eligible Options. All option holders, by signing this Election Form (or a faxed copy of it), waive any right to receive any notice of the Company’s acceptance of their renunciation of the right to the benefit of the Eligible Options, except as provided for in the Offer to Grant.

2. For Employees of Business Objects (U.K.) Ltd Only.

     If you are an employee of Business Objects (U.K) Ltd, a U.K., to properly renounce your right to the benefit of the Eligible Options you must, in addition to the procedures outlined in paragraph 1 above, submit an executed copy (or a faxed copy of it) of the Election to Transfer the National Insurance Liability — U.K. Employees that has been delivered to you. If you do not deliver an executed copy of the Election to Transfer, the Company will not accept the renunciation of your right to the benefit of the Eligible Options and the Offer, as between you and the Company, shall become null and void without any liability to the Company or its affiliates.

3. Withdrawal of your Renunciation.

     You may revoke your election to renounce the right to the benefit of the Eligible Option(s) at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw your renunciation of the Eligible Option(s) at any time until the extended expiration of the Offer. In addition, although the Company currently intends to accept your renunciation of the right to the benefit of the Eligible Options promptly after the expiration of the Offer, if we have not previously accepted your renunciation of the right to the benefit of the Eligible Options, you may withdraw your renunciation of the right to the benefit of the Eligible Options at any time after December 10, 2002.

     To withdraw your renunciation of the right to the benefit of the Eligible Options you must deliver an executed written Notice of Withdrawal (or a faxed copy of it) in accordance with the Instructions to the Notice of Withdrawal, while you still have the right to withdraw your renunciation. You may not rescind your Notice of Withdrawal and you will be deemed not to have renounced the right to the benefit of the Eligible Options with respect to which you have delivered a Notice of Withdrawal unless you properly once again renounce such options before the Expiration Date by following the procedures described in paragraph 1 above.

     To change your election with regard to a particular option grant while continuing to elect to participate in the Offer, you must deliver a new Election Form with the required information following the procedures set forth in the Election Form. Upon receipt of such a new, properly signed Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

4. Inadequate Space.

     If the space provided in this Election Form is inadequate, you should provide the information requested by the table on page 2 of this Election Form regarding Eligible Options that you elect to renounce the right to the benefit of on a separate schedule attached to this Election Form.

5. Renunciations.

     If you intend to renounce the right to the benefit of the Eligible Options through the Offer, you must complete the table on page 2 of this Election Form by providing the following information for each Eligible Option that you intend to renounce:

•	grant date,

•	grant number of the Eligible Option, and

•	exercise price per share.

     By renouncing the right to the benefit of an Eligible Option granted to you on a given day, you automatically renounce the right to the benefit of all Eligible Options granted to you on that day. The Company will not accept partial renunciations of the right to the benefit of the Eligible Options. Accordingly, you may renounce the right to the benefit of all or none of the ordinary shares subject to the Eligible Options you decide to renounce. In addition, if you are renouncing the benefits to any one or more Eligible Options granted to you at any time, then you are automatically renouncing the benefits to all Eligible Options that were granted to you during the six-month period before the date of commencement of this Offer. This means that if you participate in the Offer, you automatically renounce the right to the benefit of all options granted to you since April 10, 2002, regardless of the exercise price.

6. Signatures on This Election Form

     If this Election Form is signed by the holder of the Eligible Options, the signature must correspond exactly with the name as written on the face of the option agreement(s) to which the Eligible Options are subject without any change whatsoever.

     If this Election Form is signed by an attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act must be submitted with this Election Form.

7. Other Information on This Election Form

     In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed it. You must also include a current work or home address and your identification number, such as your social security number, tax identification number or national identification number, as appropriate.

8. Requests for Assistance or Additional Copies.

     You may direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form to Emily Cayas, Stock Option Administrator at the applicable address and telephone number given on the second page of this Election Form. The Company will furnish copies promptly at its expense.

9. Irregularities.

     The Company, in its sole discretion, will determine all questions as to the number of ordinary shares subject to Eligible Options that may be renounced by you, and the validity, form, eligibility (including time of receipt) and acceptance for cancellation of any of Eligible Options. The Company’s determinations shall be final and binding on all parties. The Company reserves the right to reject any or all renunciations of the right to the benefit of the Eligible Options the Company determines not to be in proper form or the acceptance of which may be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the renunciation of any particular options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No renunciation of the right to the benefit of the Eligible Options will be deemed to be properly made until all defects and irregularities have been resolved by you or have been waived by the Company. Unless waived, you must resolve any defects or irregularities within the time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in renunciations, and no person will incur any liability for failure to give notice.

10. Important Tax Information.

     You should refer to the section entitled “Taxation” of the Offer to Grant, which contains important U.S. federal and non-U.S. income tax information.

     Important: This Election Form (or a faxed copy of if) together with all other required documents must be received by the Company on or before the Expiration Date.